Exhibit 99.2
Crescent Energy Announces Complementary Central Eagle Ford Bolt-On
HOUSTON -- September 4, 2024 – Crescent Energy Company (NYSE: CRGY) (“Crescent” or the “Company”) today announced the signing of a definitive agreement to acquire assets from a private Eagle Ford operator for total cash consideration of $168 million, subject to customary purchase price adjustments. The acquisition is directly offset Crescent’s existing Central Eagle Ford footprint and builds upon its significant acquisition activity in the Eagle Ford over the past 18 months, including the recently closed acquisition of SilverBow Resources Inc. The transaction, which has an effective date of May 1, is expected to close in September 2024, subject to customary closing conditions. Additional details have been posted on Crescent’s website at www.crescentenergyco.com.
HIGHLIGHTS
•Strong investment returns and accretive to key financial metrics – The transaction is accretive to Operating Cash Flow, Levered Free Cash Flow(1) and net asset value per share, with unlevered cash-on-cash returns in excess of Crescent’s 2.0x Multiple on Invested Capital (“MOIC”) target
•Complementary operations directly offset core position – Low-decline oil production with attractive inventory directly offset Crescent’s existing footprint in Frio, Atascosa, La Salle and McMullen counties with potential for meaningful operating efficiencies and extended lateral lengths across Crescent’s existing position
•High-return drilling inventory; immediately competes for capital – Acquisition adds roughly 30 oil-weighted, core development locations with advantaged NRIs from owned minerals further increasing returns
•Minerals, surface and midstream ownership enhances flexibility – Approximately 5,300 net royalty acres, greater than 3,500 surface acres and owned takeaway increase margins and create meaningful operating flexibility
•Maintains strong balance sheet and Investment Grade credit metrics – Crescent’s leverage ratio is expected to remain relatively unchanged, with net debt to trailing 12-month Adjusted EBITDAX ratio expected to be below the Company’s publicly stated maximum leverage target of 1.5x(2). In conjunction with the signing of the transaction, Crescent entered into additional hedges in-line with its risk-management strategy
“This transaction builds upon our momentum in the Eagle Ford, where we see substantial opportunity for further growth and compelling investment returns,” said Crescent CEO David Rockecharlie. “We are adding low-decline oil production and high-quality acreage adjacent to our existing position, with meaningful opportunity to further increase returns through improved operating efficiency. We are pleased with this attractive acquisition, and we believe in our ability to continue to accretively scale Crescent.”
(1)Non-GAAP financial measure. Please see “Non-GAAP Measures” for a description of the applicable metric.
(2)Crescent defines leverage as the ratio of consolidated net debt to consolidated Adjusted EBITDAX (non-GAAP).
About Crescent Energy
Crescent is a differentiated U.S. energy company committed to delivering value for shareholders through a disciplined growth through acquisition strategy and consistent return of capital. Our long-life, balanced portfolio combines stable cash flows from low-decline production with deep, high-quality development inventory. Our activities are focused in Texas and the Rocky Mountains. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Information
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the proposed transaction. The words and phrases “should”, “could”, “may”, “will”, “believe”, “think”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “target”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the ability of the parties to consummate the transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the transaction; the integration of the assets acquired in the transaction into the Company’s existing strategies and plans; the possibility of litigation (including related to the transaction itself), weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.
Non-GAAP Measures
Crescent defines Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums, loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums, realized loss on interest rate derivatives, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions.

Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, loss from extinguishment of debt, realized (gain) loss on interest rate derivatives, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment expense, non-cash equity-based compensation expense, (gain) loss on sale of assets, other (income) expense, transaction and nonrecurring expenses and early settlement of derivative contracts. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by Crescent Energy OpCo LLC, our wholly owned subsidiary, related to Manager Compensation to KKR Energy Assets Manager LLC, our external manager, and settlement of acquired derivative contracts.
Company Contact
For additional information, please reach out to IR@crescentenergyco.com.
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